EX99. – 2(n)(ii)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-128721 of Form N-2 of our report dated May 25, 2007, relating to the financial statements and financial highlights of Mercantile Absolute Return Fund LLC appearing in the Annual Report on Form N-CSR of Mercantile Absolute Return Fund LLC for the year ended March 31, 2007 in such Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Accountants and Legal Counsel” in such Registration Statement.

DELOITTE & TOUCHE LLP

Chicago, Illinois

July 27, 2007